Exhibit 99.1

Kingswood Acquisition Corp. Announces the Separate Trading of its Class A Common Stock and Warrants, Commencing on or about February 17, 2021

February 17, 2021

NEW YORK—(BUSINESS WIRE)—Kingswood Acquisition Corp. announced today that holders of the units sold in the Company’s initial public offering of 11,500,000 units completed on November 24, 2020 (the “offering”) may elect to separately trade the shares of Class A common stock and warrants included in the units commencing on or about February 17, 2021. Any units not separated will continue to trade on The New York Stock Exchange (the “NYSE”) under the symbol “KWAC.U”, and each of the shares of Class A common stock and warrants will separately trade on the NYSE under the symbols KWAC” and “KWAC WS,” respectively. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

The offering was made only by means of a prospectus. Copies of the prospectus related to this offering may be obtained from Oppenheimer & Co. Inc. at 85 Broad St., New York, NY 10004.

A registration statement relating to the securities was declared effective by the Securities and Exchange Commission (“SEC”) on November 19, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About KWAC

Kingswood Acquisition Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company intends to identify a target business in the financial services industry with a focus on delivering differentiated financial services in the wealth management, financial advisory and investment management sectors to the mass affluent and private client investor community. Kingswood Acquisition Corp. is led by Gary Wilder, Group CEO of Kingswood (AIM: KWG) and Executive Chairman of Kingswood US, who serves as Executive Chairman and Director, and Michael Nessim, President of Kingswood US and CEO of Benchmark Investments, who serves as CEO and Director. Kingswood Acquisition Corp.’s Board of Directors includes Larry Roth, managing partner of RLR Strategic Partners LLC, a consulting firm to senior management teams, boards of directors and advisory boards of wealth management firms and former Chief Executive Officer of Cetera Financial Group.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement for the initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

For media:
Joseph Kuo / Andrew Wang

Haven Tower Group

424 317 4851 or 424 317 4859

jkuo@haventower.com or awang@haventower.com

For investors:
Gary Wilder
Executive Chairman
Kingswood Acquisition Corp.
+447770337995
gary.wilder@moorparkcapital.com

Michael Nessim
Chief Executive Officer
Kingswood Acquisition Corp.
917-848-0971
mnessim@benchmarkinvestments.com